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                                                                     EXHIBIT 5.1

June 3, 2004

Mr. James E. Illson
Executive Vice President and Chief Financial Officer
Bell Microproducts Inc.
1941 Ringwood Avenue
San Jose, CA 95131

      Re: EXHIBIT 5.1 to Registration Statement on Form S-3

Ladies/Gentlemen:

      We are acting as corporate counsel to Bell Microproducts Inc. (the "Company") in connection with the preparation and filing of a Registration Statement on Form S-3 (the "Registration Statement") on or about June 3, 2004 relating to the registration under the Securities Act of 1933, as amended (the "Act") of the Company's 3 3/4% Convertible Subordinated Notes due 2024 (the "Notes")in the aggregate principal amount of $110,000,000 currently owned by the selling securityholders specified in the Registration Statement and 10,038,556 shares of the Company's Common Stock (the "Shares") issuable upon conversion of the Notes at the rate of 91.2596 shares per $1,000 face value of Notes for resale by such selling securityholders from time to time.

      In acting as such counsel for the purpose of rendering this opinion, we have reviewed copies of the following, as presented to us by the Company:

      1. The Company's Amended and Restated Articles of Incorporation, as amended ( ).

      2.    The Company's Amended Bylaws.

      3. Certain corporate resolutions of the Company's Board of Directors pertaining to the issuance of the Notes and Shares by the Company.

      4. The Registration Rights Agreement (the "Registration Agreement") dated March 5, 2004 between the Company and the Initial Purchasers (defined therein) of the Notes.

      5.    The Registration Statement.

      6. The Purchase Agreement (the "Purchase Agreement") dated March 5, 2004 between the Company and the Initial Purchasers of the Notes;

      7. The Cross-Receipt dated March 5, 2004 between the Company and the Initial Purchasers of the Notes;

      8. The global note (the "Global Note") dated March 5, 2004 representing the Notes;

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      9.    The Indenture (the "Indenture") dated March 5, 2004 between the
            Company and Wells Fargo Bank, National Association, the trustee of the Notes.

      As to various matters of fact material to this opinion letter we have relied upon factual representations made by the Company in the Purchase Agreement and upon statements and certificates of officers of the Company or of public officials, including those delivered to others in connection with the issuance of the Notes. We have examined the originals or copies of such corporate documents and records and other certificates, opinions and instruments and have made such other investigation as we have deemed necessary in connection with the opinions hereinafter set forth.

      We have assumed, among other things, the genuineness of all signatures and authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. In examining documents, we have assumed that parties executing the same, other than the Company, have all necessary power to enter into and perform all of their obligations thereunder and have also assumed the due authorization by all requisite action of the execution, delivery and performance of such documents by such parties, that such documents are legal, valid, binding and enforceable obligations of such parties in accordance with their respective terms and that the representations and warranties made in such documents by such parties are true and correct. We have also assumed that each natural person executing any document relating to the matters covered by this opinion letter has the capacity and is legally competent to do so and that each of the documents and agreements involved in any matter covered by this opinion letter accurately describes the mutual understanding of the parties as to all matters contained therein and that no other agreements or understandings exist between the parties relating to the transactions contemplated by such document or agreement. We have assumed the Company has received all necessary consideration for the issuance of the Notes and will receive all necessary consideration for the issuance of the Shares.

      Based on, and subject to, the foregoing and upon representations and information provided by the Company or its officers or directors, it is our opinion as of this date that:

      1. The Notes have been duly authorized and validly issued by the Company and are valid and legally binding obligations of the Company.

      2. The Shares to be sold by the selling securityholders when issued, sold and delivered upon conversion of the Notes in accordance with the terms of the Global Note and the Indenture, in the manner and for the consideration stated in the Global Note, the Indenture, the Registration Statement and the related prospectus, will be validly issued, fully paid and nonassessable.

      Our opinions expressed above are specifically subject to the following additional limitations, exceptions, qualifications and assumptions:

      1. The effect of the laws of bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance, and other similar laws now or hereinafter in effect relating to or affecting the rights and remedies of creditors.

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      2.    The effect of general principles of equity and similar principles, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, public policy and unconscionability, and the possible unavailability of specific performance, injunctive relief, or other equitable remedies, regardless of whether considered in a proceeding in equity or at law.

      3. The unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of, or contribution to, a party with respect to a liability where such indemnification or contribution is contrary to public policy.

      4. We express no opinion as to the Company's or any other entity's or person's compliance with the antifraud or disclosure provisions of federal, state or foreign securities laws, or exemptions therefrom, in connection with the offer, issuance, transfer, distribution or other disposition of the Notes and Shares.

      5. The effect of California, New York and federal laws relating to usury or permissible rates of interest for loans, forbearances or the use of money.

      This opinion letter is rendered as of the date first written above for your benefit in connection with the Registration Statement and may not be delivered to, quoted or relied upon by any person other than you, or for any other purpose, without our prior written consent. Our opinions are expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company. We assume no obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinions expressed herein.

      We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

FREDRIKSON & BYRON, P.A.

/s/ Melodie R. Rose
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By: Melodie R. Rose, Vice President

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